Exhibit 99.1
NEWS RELEASE

Tuesday, October 23, 2007

Contact:	Margaret K. Dorman Chief Financial Officer (281) 443-3370
SMITH INTERNATIONAL, INC. REPORTS
QUARTERLY EARNINGS OF 83 CENTS PER SHARE
     HOUSTON, Texas (October 23, 2007)... Smith International, Inc. (NYSE: SII) today announced third quarter net income of $166.8 million, or 83 cents per share, on revenues of $2.25 billion. In the comparable prior year period, the Company reported revenues of $1.91 billion and net earnings of $132.9 million, or 66 cents per share. Higher Oilfield segment business volumes in the Eastern Hemisphere and Latin America which, on a combined basis, increased 30 percent over the prior year period accounted for three-quarters of the year-over-year earnings growth.
     On a sequential basis, the Company reported a nine percent increase in profitability levels on underlying revenue growth of six percent. The results were primarily influenced by the seasonal recovery in Canada, higher tubular sales volumes in the U.S. market and the impact of recent fluid contract awards in Latin America. To a lesser extent, increased demand for environmental equipment and services in the Europe/Africa region also contributed to the period-to-period improvement. The third quarter’s results were affected by business operations in the offshore sector, which reported revenue levels that were 10 percent below the June quarter, resulting in an unfavorable shift in the Company’s business mix and impacting the geographic revenue comparison for certain market regions.
     Commenting on the results, Chairman and CEO, Doug Rock stated, “Smith’s third quarter 2007 results demonstrated our high year-on-year growth rates in the Eastern Hemisphere and Latin American markets. Sequential profitability levels increased nine percent, which marks the highest operating earnings growth rate that we’ve achieved this year. We look forward to further progress in our financial results for the fourth quarter of 2007 and in 2008. Taking into account our third quarter 2007 results and our expectations for the remainder of the year, 2007 earnings per share should come in near the top of our previously issued guidance of $3.15 to $3.25 per share.”

     Margaret Dorman, Chief Financial Officer, added, “Our Oilfield profitability levels grew eight percent on a sequential quarter basis and 28 percent year-over-year. Moreover, strong results from our Smith Services and Technologies’ operations helped maintain Oilfield margins at the prior quarter’s levels in spite of the significant decline in offshore business volumes experienced during the period. We believe our business operations in the offshore market will improve in the fourth quarter as deepwater activity levels in the U.S. Gulf of Mexico rise and customers’ drilling programs resume in several Eastern Hemisphere markets.”
     M-I SWACO’s third quarter revenues totaled $1.11 billion, two percent above the June 2007 quarter and 18 percent higher on a year-over-year basis. The sequential comparison reflects a 17 percent improvement in land-based business activities which more than offset a decline in global offshore revenues. Recent fluid contract awards in Latin America and the impact of higher land-based activity levels in Europe/Africa accounted for the majority of the onshore business growth. M-I’s offshore revenues declined 10 percent from the June 2007 quarter driven by lower activity levels in the U.S. Gulf of Mexico and the timing of customer projects in the U.S., Asia and Latin America.
     Smith Technologies reported revenues of $259.1 million, four percent above the second quarter of 2007 and 13 percent higher on a year-over-year basis. The sequential revenue improvement reflects continued growth in drill bit business volumes, which increased eight percent quarter-to-quarter and, after excluding the impact of export orders, were 10 percent higher. On a geographic basis, the revenue improvement was concentrated in the Western Hemisphere benefiting, in part, from the seasonal recovery in Canada. Lower turbodrilling product rentals in the U.S. and Latin America, influenced by the timing of customer projects, partially offset the reported growth in the drill bit operations.
     Smith Services’ third quarter revenues totaled $316.0 million, a 13 percent increase over the June 2007 period and 31 percent above the year-ago level. The sequential revenue improvement primarily reflects strong sales of premium tubular products and higher drill pipe business volumes influenced, in part, by the resolution of drill pipe supplier delays experienced during the second quarter of 2007. The sequential comparison was impacted by the sale of our interest in a Middle East joint venture, which occurred in the second quarter of 2007. Excluding the divested operations, revenues increased 18 percent on a sequential quarter basis.

     The Distribution segment reported revenues of $559.4 million, a 12 percent increase compared to both the second quarter of 2007 and the prior year period. The sequential revenue improvement was reported in the energy sector operations, attributable to higher North American drilling and completion activity levels and, to a lesser extent, higher demand for tubular products. Industrial and downstream business levels were comparable to the June 2007 level, impacted by lower project activity in both the refining and power generation sectors.
     Smith International, Inc. is a leading supplier of premium products and services to the oil and gas exploration and production industry through its four principal business units — M-I SWACO, Smith Technologies, Smith Services and Wilson. The Company will host a conference call today beginning at 10:00 a.m. Central to review the quarterly results. Participants may join the conference call by dialing (800) 233-1182 and requesting the Smith International call hosted by Doug Rock. A replay of the conference call will also be available through Tuesday, October, 30 2007, by dialing (888) 769-9760 and entering conference call identification number 19246216.
     Certain comments contained in this news release and today’s scheduled conference call concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe,” “encouraged,” “expect,” “expected,” “should” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2006 and other filings of the Company with the Securities and Exchange Commission.
     Financial highlights follow:

SMITH INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,		June 30,
	2007	2006	2007

Revenues	$2,245,059	$1,914,184	$2,114,373

Costs and expenses:
Costs of revenues	1,516,153	1,295,971	1,417,827
Selling expenses	300,084	253,569	287,162
General and administrative expenses	78,485	76,919	76,935

Total costs and expenses	1,894,722	1,626,459	1,781,924

Operating income	350,337	287,725	332,449

Interest expense	17,103	17,287	17,605
Interest income	(1,152)	(830)	(895)

Income before income taxes and minority interests	334,386	271,268	315,739

Income tax provision	106,579	88,600	100,891

Minority interests	60,974	49,743	61,795

Net income	$166,833	$132,925	$153,053

Earnings per share:
Basic	$0.83	$0.66	$0.76

Diluted	$0.83	$0.66	$0.76

Weighted average shares outstanding:
Basic	200,070	200,009	200,499

Diluted	202,078	201,811	202,097

SMITH INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006

Revenues	$6,467,156	$5,334,568

Costs and expenses:
Costs of revenues	4,365,739	3,644,739
Selling expenses	859,579	703,018
General and administrative expenses	227,924	216,508

Total costs and expenses	5,453,242	4,564,265

Operating income	1,013,914	770,303

Interest expense	53,242	44,808
Interest income	(2,811)	(2,123)

Income before income taxes and minority interests	963,483	727,618

Income tax provision	300,569	232,172

Minority interests	182,870	136,472

Net income	$480,044	$358,974

Earnings per share:
Basic	$2.40	$1.79

Diluted	$2.38	$1.78

Weighted average shares outstanding:
Basic	200,184	200,484

Diluted	201,891	202,158

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006

Current Assets:
Cash and cash equivalents	$98,716	$80,379
Receivables, net	1,770,691	1,592,230
Inventories, net	1,621,179	1,457,371
Other current assets	173,462	141,047

Total current assets	3,664,048	3,271,027

Property, Plant and Equipment, net	1,037,896	887,044

Goodwill and Other Assets	1,220,404	1,177,404

Total Assets	$5,922,348	$5,335,475

Current Liabilities:
Short-term borrowings	$153,701	$287,704
Accounts payable	645,142	654,215
Other current liabilities	380,362	437,549

Total current liabilities	1,179,205	1,379,468

Long-Term Debt	931,559	800,928

Other Long-Term Liabilities	302,431	246,028

Minority Interests	1,073,116	922,114

Stockholders’ Equity	2,436,037	1,986,937

Total Liabilities and Stockholders’ Equity	$5,922,348	$5,335,475

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE I
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2007	2006	2007	2007	2006

REVENUE DATA

Consolidated:
United States	$1,017,936	$905,002	$987,046	$2,966,486	$2,463,403
Canada	195,330	221,953	138,703	571,172	669,004

North America	1,213,266	1,126,955	1,125,749	3,537,658	3,132,407

Latin America	208,193	139,872	173,213	529,744	399,040
Europe/Africa	534,012	418,845	512,335	1,525,025	1,147,683
Middle East/Asia	289,588	228,512	303,076	874,729	655,438

Non-North America	1,031,793	787,229	988,624	2,929,498	2,202,161

Total	$2,245,059	$1,914,184	$2,114,373	$6,467,156	$5,334,568

Oilfield(a):

North America	$690,115	$644,897	$661,933	$2,033,628	$1,762,075

Latin America	204,625	137,582	169,938	517,960	390,445
Europe/Africa	508,549	407,574	487,503	1,458,720	1,116,864
Middle East/Asia	282,398	222,881	295,541	851,978	632,262

Non-North America	995,572	768,037	952,982	2,828,658	2,139,571

Total	$1,685,687	$1,412,934	$1,614,915	$4,862,286	$3,901,646

BUSINESS UNIT/SEGMENT DATA

Revenues:
M-I SWACO	$1,110,542	$942,191	$1,086,524	$3,232,150	$2,593,875
Smith Technologies(b)	259,104	228,765	248,294	751,489	643,494
Smith Services(b)	316,041	241,978	280,097	878,647	664,277

Oilfield	1,685,687	1,412,934	1,614,915	4,862,286	3,901,646

Distribution	559,372	501,250	499,458	1,604,870	1,432,922

Total	$2,245,059	$1,914,184	$2,114,373	$6,467,156	$5,334,568

Operating Income:
Oilfield	$336,482	$270,710	$322,940	$970,435	$722,453
Distribution	24,533	25,359	20,031	73,799	73,591
General corporate	(10,678)	(8,344)	(10,522)	(30,320)	(25,741)

Total	$350,337	$287,725	$332,449	$1,013,914	$770,303

NOTE (a): Excludes revenues from the Wilson Distribution operations.

NOTE (b): Due to the formation of the Smith Borehole Enlargement (“SBE”) group during the first quarter of 2007, certain prior period revenues were reclassified to conform with the current presentation.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE II
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2007	2006	2007	2007	2006

OTHER DATA

Operating Income(c):
Smith ownership interest	$274,390	$225,315	$257,990	$789,883	$598,123
Minority partner ownership interest	75,947	62,410	74,459	224,031	172,180

Total	$350,337	$287,725	$332,449	$1,013,914	$770,303

Depreciation and Amortization(c):
Smith ownership interest	$37,828	$28,953	$36,152	$107,615	$82,054
Minority partner ownership interest	11,686	9,359	11,415	33,846	24,883

Total	$49,514	$38,312	$47,567	$141,461	$106,937

Gross Capital Spending(c):
Smith ownership interest	$61,518	$61,015	$71,965	$194,575	$145,444
Minority partner ownership interest	18,924	23,844	19,290	53,955	53,380

Total	$80,442	$84,859	$91,255	$248,530	$198,824

Net Capital Spending(c) (d):
Smith ownership interest	$51,989	$51,879	$63,797	$164,089	$121,883
Minority partner ownership interest	18,277	23,138	18,419	50,553	51,292

Total	$70,266	$75,017	$82,216	$214,642	$173,175

NOTE (c): The Company derives a significant portion of its revenues and earnings from M-I SWACO and other joint venture operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been separated between the Company’s portion and the minority partners’ portion in order to aid in analyzing the Company’s financial results.
NOTE (d): Net capital spending reflects the impact of proceeds from lost-in-hole and fixed asset equipment sales.